Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

October 24, 2022

McKINNEY, Texas, October 24, 2022 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $52.4 million, or $1.27 per diluted share, for the quarter ended September 30, 2022, compared to $52.3 million, or $1.21 per diluted share, for the quarter ended September 30, 2021 and $52.4 million, or $1.25 per diluted share, for the quarter ended June 30, 2022. Adjusted net income for the quarter ended September 30, 2022 was $54.9 million, or $1.33 per diluted share, compared to $52.6 million, or $1.22 per diluted share for the quarter ended September 30, 2021 and $53.3 million, or $1.27 per diluted share for the quarter ended June 30, 2022.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on November 17, 2022 to stockholders of record as of the close of business on November 3, 2022.
Highlights
•Net income of $52.4 million, or $1.27 per diluted share and adjusted (non-GAAP) net income of $54.9 million, or $1.33 per diluted share
•Organic loan growth of 10.0% annualized for the quarter (excluding warehouse and PPP)
•Net interest income before provision grew 6.7% over the linked quarter
•Increase in the net interest margin to 3.64%, up from 3.51% in linked quarter
•Increase in loan yield, net of acquired loan accretion and PPP income, to 4.62%, compared to 4.18% in the linked quarter

“For the third quarter, our Company posted healthy financial results and saw sustained loan growth driven by our relationship borrowers across Texas and Colorado,” said Independent Bank Group Chairman & CEO David R. Brooks. “The increasingly dynamic rate environment is yielding increases in net interest income as floating rate loans adjust and our short-duration CRE loans begin to reprice. In addition, we continue to benefit from the relative strength of our four markets while being mindful of the emerging headwinds to the global economy. We remain prepared to serve our customers in an evolving macroeconomic landscape consistent with our longstanding history of through-cycle performance. I am particularly grateful to all of our employees for their hard work and dedication to serving our communities as we continue our disciplined pursuit of growth across four of the strongest markets in the country.”

Third Quarter 2022 Operating Results
Net Interest Income

•Net interest income was $147.3 million for third quarter 2022 compared to $128.6 million for third quarter 2021 and $138.0 million for second quarter 2022. The increase in net interest income from the prior year and linked quarter was primarily driven by year-over-year loan growth as well as increased rates on interest earning assets due to Fed Funds rate increases offset by increased funding costs on deposit accounts in addition to lower acquired loan accretion and PPP income for the year over year period. The third quarter 2022 includes $2.1 million in acquired loan accretion compared to $2.3 million in second quarter 2022 and $4.0 million in third quarter 2021. In addition, net PPP fees of $343 thousand were recognized in third quarter 2022 compared to $4.0 million in third quarter 2021 and $837 thousand in second quarter 2022. Total fees left to be recognized were $159 thousand as of September 30, 2022.
•The average balance of total interest-earning assets decreased $933.7 million and totaled $16.0 billion for the quarter ended September 30, 2022 compared to $17.0 billion for the quarter ended September 30, 2021 and increased $251.8 million from $15.8 billion for the quarter ended June 30, 2022. The decrease from the prior year is primarily due to lower average interest bearing cash balances, which decreased approximately $2.5 billion offset by an increase of $1.2 billion in average loan balances as well as an increase in average securities balances for the year over year period. The increase from the linked quarter is primarily due to organic loan growth for the quarter.
•The yield on interest-earning assets was 4.30% for third quarter 2022 compared to 3.37% for third quarter 2021 and 3.83% for second quarter 2022. The increase in asset yield compared to the linked quarter and prior year is primarily a result of increases in the Fed Funds rate over the year, while the prior year increase is also a result of the shift in earning assets from lower yielding interest-bearing deposit balances to higher yielding loans due to the strong loan growth for the year over year period. The average loan yield, net of acquired loan accretion and PPP income was 4.62% for the current quarter, compared to 4.06% for prior year quarter and 4.18% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 1.02% for third quarter 2022 compared to 0.54% for third quarter 2021 and 0.50% for second quarter 2022. The increase from the linked quarter and prior year is reflective of higher rates on deposit products as a result of Fed Funds rate increases.
•The net interest margin was 3.64% for third quarter 2022 compared to 3.01% for third quarter 2021 and 3.51% for second quarter 2022. The net interest margin excluding acquired loan accretion was 3.59% for third quarter 2022 compared to 2.91% third quarter 2021 and 3.45% for second quarter 2022. The increase in net interest margin from the prior year and linked quarter was primarily due to higher earnings on loans due to organic growth for the year over year period in addition to higher yields resulting from Fed rate increases, offset by increased funding costs on deposit products. The prior year change also reflects a shift in the asset mix to higher yielding assets due to loan and securities growth from lower yielding interest bearing deposit balances.
Noninterest Income

•Total noninterest income decreased $3.4 million compared to third quarter 2021 and $400 thousand compared to second quarter 2022.
•The change from the prior year primarily reflects decreases of $3.8 million and $1.1 million, respectively, in mortgage banking revenue and mortgage warehouse purchase fees offset by an increase of $1.0 million in other noninterest income.
•Both mortgage banking revenue and mortgage warehouse purchase fees were lower in third quarter 2022 compared to prior year due to decreased demand and lower volumes, as well as narrower margins resulting from rate increases over the year. Offsetting the decrease in mortgage banking revenue was a fair value gain on derivative hedging instruments of $61 thousand in third quarter 2022 compared to a fair value loss of $1.0 million in third quarter 2021.
•The increase in other noninterest income compared to the prior year was primarily due to higher earnings credits on our interest-bearing deposits held in correspondent banks.

Noninterest Expense

•Total noninterest expense increased $11.2 million compared to third quarter 2021 and $5.8 million compared to second quarter 2022.
•The increase in noninterest expense in third quarter 2022 compared to the prior year is due primarily to increases of $7.6 million in salaries and benefits expenses, $1.2 million in occupancy expenses, $1.1 million in communications and technology expense and $1.7 million in other noninterest expense, offset by a $1.1 million decrease in professional fees.
•The increase in noninterest expense in third quarter 2022 compared to the linked quarter is due primarily to increases of $3.0 million in salaries and benefits expenses, $1.5 million in occupancy expenses and $1.3 million in other noninterest expense.
•The increase in salaries and benefits from the prior year is due primarily to $6.1 million in higher salaries, bonus, payroll taxes, insurance expense and 401(k) match related to additional headcount, including executive and senior positions added during the year over year period. The current quarter also reflects $2.6 million in severance and stock amortization expense relating to the separation of an executive officer. Offsetting these changes was $1.2 million in lower mortgage commissions and incentives due to lower volumes for the year over year period. In addition, $1.0 million in economic development incentive grant related to job growth was recorded as an offset to salaries expense in third quarter 2022.
•The increase in salaries and benefits expense from the linked quarter of approximately $1.8 million was driven by fulfillment of vacant positions as well as wage pressures more broadly. Also contributing to the increase is the executive officer separation expense as discussed above, which was $1.5 million higher than the linked quarter. In addition, deferred salaries expense decreased $1.8 million from the linked quarter which was elevated due to the robust loan growth during second quarter. Offsetting these changes was the $1.0 million economic development incentive discussed above as well as a $698 thousand reduction in employee insurance expense.
•The increase in occupancy expenses from the prior year and linked quarter was primarily due to higher depreciation and property tax expense due to the opening of the second phase of the Company's headquarters campus in late second quarter 2022. The increase in other noninterest expense is primarily due to asset impairment charges of $1.2 million during third quarter 2022 related to an early lease termination for the former corporate operations facility.
•The increase in communications and technology expense from prior year was due to higher data processing costs and software expense for the year over year period. Professional fees decreased for the year over year quarter, primarily due to $1.1 million in consulting fees incurred in third quarter 2021 related to PPP forgiveness.
Provision for Credit Losses

•The Company recorded $3.1 million provision for credit losses for third quarter 2022, compared to zero provision expense for third quarter 2021 and for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period. The provision taken in third quarter 2022 is primarily reflective of loan growth during the quarter.
•The allowance for credit losses on loans was $146.4 million, or 1.10% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2022, compared to $150.3 million, or 1.31% at September 30, 2021 and compared to $144.2 million, or 1.11% at June 30, 2022. The dollar increase from the linked quarter is primarily due to provision taken for loan growth in addition to changes in specific credit loss allocations and net charge-offs taken during the respective periods, including a $1.2 million charge-off on a commercial real estate loan in third quarter 2022. The dollar and percentage decrease from the prior year reflects changes in the economic outlook, specifically related to the COVID pandemic.
•The allowance for credit losses on off-balance sheet exposures was $4.3 million at September 30, 2022 compared to $6.1 million at September 30, 2021 compared to $4.7 million at June 30, 2022. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax expense of $13.5 million was recorded for the third quarter 2022, an effective rate of 20.5% compared to tax expense of $12.6 million and an effective rate of 19.4% for the prior year quarter and tax expense of $13.6 million and an effective rate of 20.6% for the linked quarter. The lower effective tax rate in third quarter 2021 resulted from a cumulative adjustment due to decreased state income tax rates.

Third Quarter 2022 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $13.3 billion at September 30, 2022 compared to $13.0 billion at June 30, 2022 and $11.5 billion at September 30, 2021. PPP loans totaled $7.0 million, $26.7 million and $243.9 million as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively. Loans excluding PPP loans increased $325.5 million, or 10.0% on an annualized basis, during third quarter 2022.
•Average mortgage warehouse purchase loans decreased to $402.2 million for the quarter ended September 30, 2022 from $467.8 million at June 30, 2022, and $838.5 million for the quarter ended September 30, 2021, a decrease of $65.6 million, or 14.0% from the linked quarter and a decrease of $436.3 million, or 52.0% year over year. The changes from the linked quarter and prior year are reflective of decreased demand and lower volumes related to mortgage rate increases and shorter hold times for the year over year period.
Asset Quality

•Total nonperforming assets decreased slightly to $81.1 million, or 0.45% of total assets at September 30, 2022, compared to $82.9 million or 0.46% of total assets at June 30, 2022, and decreased from $82.8 million, or 0.44% of total assets at September 30, 2021.
•Total nonperforming loans decreased to $57.0 million, or 0.43% of total loans held for investment at September 30, 2022, compared to $69.9 million, or 0.54% at June 30, 2022 and $82.7 million, or 0.72% at September 30, 2021.
•The decrease in nonperforming loans from the linked quarter is primarily due to the foreclosure of a $12.2 million commercial real estate nonaccrual loan, net of a $1.2 million charge-off at foreclosure and other net payoffs during the period. The decrease for the year over year period reflects the foreclosure mentioned above as well as $13.5 million net reductions to nonperforming loans for the year over year period.
•Charge-offs were 0.04% annualized in the third quarter 2022 compared to 0.09% annualized in the linked quarter and 0.00% annualized in the prior year quarter. As discussed above, the third quarter 2022 ratio reflects a $1.2 million charge-off and second quarter 2022 ratio reflects a $2.4 million charge-off on a foreclosed commercial real estate property.
Deposits, Borrowings and Liquidity

•Total deposits were $15.0 billion at September 30, 2022 compared to $15.1 billion at June 30, 2022 and compared to $15.5 billion at September 30, 2021.
•Total borrowings (other than junior subordinated debentures) were $466.9 million at September 30, 2022, a decrease of $42.8 million from June 30, 2022 and a decrease of $164.8 million from September 30, 2021. The year over year change reflects reductions of FHLB advances of $150.0 million and $15.5 million in borrowings on the Company's unsecured line of credit. The linked quarter change reflects a $25.0 million increase in FHLB advances, as well as a $68.0 million reduction in borrowings on the Company's unsecured line of credit related to stock repurchase activity in the second quarter 2022.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At September 30, 2022, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.00%, 9.41%, 10.35% and 12.27%, respectively, compared to 9.81%, 9.28%, 10.17%, and 12.24%, respectively, at June 30, 2022 and 11.06%, 8.94%, 11.46%, and 13.64%, respectively at September 30, 2021.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2022 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2022 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 25, 2022 at 8:30 am (EDT) and can be accessed by the webcast link, https://www.webcast-eqs.com/indepbankgroup10252022/en or by calling 1-877-407-0989 and by identifying the meeting number 13732987 or by identifying "Independent Bank Group Third Quarter 2022 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company.

As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Selected Income Statement Data
Interest income	$173,687	$150,696	$140,865	$145,954	$144,032
Interest expense	26,413	12,697	9,717	13,303	15,387
Net interest income	147,274	137,999	131,148	132,651	128,645
Provision for credit losses	3,100	—	(1,443)	—	—
Net interest income after provision for credit losses	144,174	137,999	132,591	132,651	128,645
Noninterest income	13,477	13,877	12,885	15,086	16,896
Noninterest expense	91,733	85,925	82,457	79,908	80,572
Income tax expense	13,481	13,591	12,279	13,642	12,629
Net income	52,437	52,360	50,740	54,187	52,340
Adjusted net income (1)	54,880	53,304	52,130	54,995	52,570

Per Share Data (Common Stock)
Earnings:
Basic	$1.27	$1.25	$1.19	$1.26	$1.22
Diluted	1.27	1.25	1.18	1.26	1.21
Adjusted earnings:
Basic (1)	1.33	1.28	1.22	1.28	1.22
Diluted (1)	1.33	1.27	1.22	1.28	1.22
Dividends	0.38	0.38	0.38	0.36	0.34
Book value	57.19	57.45	58.94	60.26	59.77
Tangible book value (1)	31.44	31.61	34.02	35.25	34.79
Common shares outstanding	41,165,006	41,156,261	42,795,228	42,756,234	42,941,715
Weighted average basic shares outstanding (2)	41,167,258	41,737,534	42,768,079	42,874,182	43,044,683
Weighted average diluted shares outstanding (2)	41,253,662	41,813,443	42,841,471	42,940,354	43,104,075

Selected Period End Balance Sheet Data
Total assets	$17,944,493	$18,107,093	$17,963,253	$18,732,648	$18,918,225
Cash and cash equivalents	516,159	776,131	1,604,256	2,608,444	3,059,826
Securities available for sale	1,730,163	1,846,132	1,938,726	2,006,727	1,781,574
Securities held to maturity	207,516	207,972	188,047	—	—
Loans, held for sale	21,973	26,519	22,743	32,124	31,471
Loans, held for investment (3)	13,285,757	12,979,938	11,958,759	11,650,598	11,463,714
Mortgage warehouse purchase loans	409,044	538,190	569,554	788,848	977,800
Allowance for credit losses on loans	146,395	144,170	146,313	148,706	150,281
Goodwill and other intangible assets	1,060,131	1,063,248	1,066,366	1,069,511	1,072,656
Other real estate owned	23,900	12,900	—	—	—
Noninterest-bearing deposits	5,107,001	5,123,321	5,003,728	5,066,588	4,913,580
Interest-bearing deposits	9,854,007	9,940,627	9,846,543	10,487,320	10,610,602
Borrowings (other than junior subordinated debentures)	466,892	509,718	419,545	433,371	631,697
Junior subordinated debentures	54,370	54,320	54,270	54,221	54,171
Total stockholders' equity	2,354,340	2,364,335	2,522,460	2,576,650	2,566,693

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Selected Performance Metrics
Return on average assets	1.16%	1.19%	1.12%	1.11%	1.11%
Return on average equity	8.66	8.62	7.99	8.35	8.10
Return on tangible equity (4)	15.52	15.32	13.64	14.30	13.93
Adjusted return on average assets (1)	1.22	1.21	1.15	1.13	1.11
Adjusted return on average equity (1)	9.07	8.78	8.21	8.48	8.13
Adjusted return on tangible equity (1) (4)	16.24	15.60	14.02	14.51	14.00
Net interest margin	3.64	3.51	3.22	3.00	3.01
Efficiency ratio (5)	55.13	54.52	55.07	51.96	53.20
Adjusted efficiency ratio (1)(5)	53.23	53.75	54.37	51.33	52.99

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.45%	0.46%	0.40%	0.31%	0.44%
Nonperforming loans to total loans held for investment	0.43	0.54	0.59	0.49	0.72
Nonperforming assets to total loans held for investment and other real estate	0.61	0.64	0.59	0.49	0.72
Allowance for credit losses on loans to nonperforming loans	256.65	206.28	205.99	259.35	181.69
Allowance for credit losses to total loans held for investment	1.10	1.11	1.22	1.28	1.31
Net charge-offs to average loans outstanding (annualized)	0.04	0.09	0.01	0.10	—

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.00%	9.81%	11.09%	11.12%	11.06%
Estimated tier 1 capital to average assets	9.41	9.28	9.38	8.80	8.94
Estimated tier 1 capital to risk-weighted assets	10.35	10.17	11.48	11.52	11.46
Estimated total capital to risk-weighted assets	12.27	12.24	13.72	13.67	13.64
Total stockholders' equity to total assets	13.12	13.06	14.04	13.75	13.57
Tangible common equity to tangible assets (1)	7.67	7.63	8.62	8.53	8.37
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $7,029, $26,669, $67,011, $112,128 and $243,919, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $81,054, $82,905, $71,143, $57,452 and $82,829, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings totaled $57,040, $69,891, $71,029, $57,338 and $82,714, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest income:
Interest and fees on loans	$160,160	$134,540	$427,765	$412,312
Interest on taxable securities	8,306	6,059	24,908	16,068
Interest on nontaxable securities	2,655	2,077	7,729	6,207
Interest on interest-bearing deposits and other	2,566	1,356	4,846	3,021
Total interest income	173,687	144,032	465,248	437,608
Interest expense:
Interest on deposits	21,586	10,847	35,306	35,341
Interest on FHLB advances	443	463	786	1,533
Interest on other borrowings	3,635	3,640	10,986	11,743
Interest on junior subordinated debentures	749	437	1,749	1,320
Total interest expense	26,413	15,387	48,827	49,937
Net interest income	147,274	128,645	416,421	387,671
Provision for credit losses	3,100	—	1,657	(9,000)
Net interest income after provision for credit losses	144,174	128,645	414,764	396,671
Noninterest income:
Service charges on deposit accounts	3,194	2,619	8,996	7,130
Investment management fees	2,156	2,210	6,998	6,339
Mortgage banking revenue	2,179	5,982	7,695	18,714
Mortgage warehouse purchase program fees	596	1,714	2,285	5,413
(Loss) gain on sale of loans	—	—	(1,501)	26
Gain on sale of other real estate	—	63	—	63
Loss on sale and disposal of premises and equipment	(101)	(41)	(310)	(61)
Increase in cash surrender value of BOLI	1,350	1,282	3,987	3,841
Other	4,103	3,067	12,089	9,966
Total noninterest income	13,477	16,896	40,239	51,431
Noninterest expense:
Salaries and employee benefits	54,152	46,572	154,837	134,068
Occupancy	11,493	10,258	31,526	30,716
Communications and technology	6,545	5,479	18,276	16,596
FDIC assessment	1,749	1,327	4,831	4,499
Advertising and public relations	424	266	1,583	880
Other real estate owned expenses, net	133	(8)	199	4
Amortization of other intangible assets	3,117	3,145	9,380	9,435
Professional fees	3,457	4,546	10,990	11,972
Other	10,663	8,987	28,493	25,528
Total noninterest expense	91,733	80,572	260,115	233,698
Income before taxes	65,918	64,969	194,888	214,404
Income tax expense	13,481	12,629	39,351	43,841
Net income	$52,437	$52,340	$155,537	$170,563

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2022	2021
Cash and due from banks	$145,036	$243,926
Interest-bearing deposits in other banks	371,123	2,364,518
Cash and cash equivalents	516,159	2,608,444
Certificates of deposit held in other banks	744	3,245
Securities available for sale, at fair value	1,730,163	2,006,727
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	207,516	—
Loans held for sale (includes $17,248 and $28,249 carried at fair value, respectively)	21,973	32,124
Loans, net of allowance for credit losses of $146,395 and $148,706, respectively	13,548,406	12,290,740
Premises and equipment, net	343,004	308,023
Other real estate owned	23,900	—
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	19,361	21,573
Bank-owned life insurance (BOLI)	239,064	235,637
Deferred tax asset	82,018	26,178
Goodwill	994,021	994,021
Other intangible assets, net	66,110	75,490
Other assets	152,054	130,446
Total assets	$17,944,493	$18,732,648

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$5,107,001	$5,066,588
Interest-bearing	9,854,007	10,487,320
Total deposits	14,961,008	15,553,908
FHLB advances	200,000	150,000
Other borrowings	266,892	283,371
Junior subordinated debentures	54,370	54,221
Other liabilities	107,883	114,498
Total liabilities	15,590,153	16,155,998
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,165,006 and 42,756,234 shares outstanding, respectively)	412	428
Additional paid-in capital	1,955,096	1,945,497
Retained earnings	613,889	625,484
Accumulated other comprehensive (loss) income	(215,057)	5,241
Total stockholders’ equity	2,354,340	2,576,650
Total liabilities and stockholders’ equity	$17,944,493	$18,732,648

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2022			2021
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$13,539,196	$160,160	4.69%	$12,358,349	$134,540	4.32%
Taxable securities	1,603,668	8,306	2.05	1,300,953	6,059	1.85
Nontaxable securities	438,728	2,655	2.40	354,661	2,077	2.32
Interest bearing deposits and other	458,276	2,566	2.22	2,959,653	1,356	0.18
Total interest-earning assets	16,039,868	173,687	4.30	16,973,616	144,032	3.37
Noninterest-earning assets	1,853,204			1,792,728
Total assets	$17,893,072			$18,766,344
Interest-bearing liabilities:
Checking accounts	$5,906,102	$12,296	0.83%	$6,179,715	$5,764	0.37%
Savings accounts	795,401	98	0.05	722,493	278	0.15
Money market accounts	2,181,812	6,770	1.23	2,508,767	3,392	0.54
Certificates of deposit	976,105	2,422	0.98	1,226,854	1,413	0.46
Total deposits	9,859,420	21,586	0.87	10,637,829	10,847	0.40
FHLB advances	102,717	443	1.71	351,359	463	0.52
Other borrowings - short-term	17,809	171	3.81	11,511	54	1.86
Other borrowings - long-term	266,832	3,464	5.15	273,962	3,586	5.19
Junior subordinated debentures	54,352	749	5.47	54,154	437	3.20
Total interest-bearing liabilities	10,301,130	26,413	1.02	11,328,815	15,387	0.54
Noninterest-bearing checking accounts	5,081,649			4,772,525
Noninterest-bearing liabilities	108,749			101,018
Stockholders’ equity	2,401,544			2,563,986
Total liabilities and equity	$17,893,072			$18,766,344
Net interest income		$147,274			$128,645
Interest rate spread			3.28%			2.83%
Net interest margin (2)			3.64			3.01
Net interest income and margin (tax equivalent basis) (3)		$148,454	3.67		$129,623	3.03
Average interest-earning assets to interest-bearing liabilities			155.71			149.83
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2022			2021
	Average Outstanding Balance	Interest	Yield/Rate (4)	Average Outstanding Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (1)	$12,955,318	$427,765	4.41%	$12,571,334	$412,312	4.39%
Taxable securities	1,665,264	24,908	2.00	1,106,501	16,068	1.94
Nontaxable securities	430,586	7,729	2.40	352,159	6,207	2.36
Interest bearing deposits and other	1,067,991	4,846	0.61	2,465,740	3,021	0.16
Total interest-earning assets	16,119,159	465,248	3.86	16,495,734	437,608	3.55
Noninterest-earning assets	1,894,972			1,787,176
Total assets	$18,014,131			$18,282,910
Interest-bearing liabilities:
Checking accounts	$6,007,021	$19,965	0.44%	$5,830,177	$17,765	0.41%
Savings accounts	791,052	289	0.05	698,591	811	0.16
Money market accounts	2,196,900	11,182	0.68	2,573,510	10,955	0.57
Certificates of deposit	942,288	3,870	0.55	1,310,788	5,810	0.59
Total deposits	9,937,261	35,306	0.48	10,413,066	35,341	0.45
FHLB advances	128,114	786	0.82	367,033	1,533	0.56
Other borrowings - short-term	21,282	593	3.73	5,544	79	1.91
Other borrowings - long-term	266,659	10,393	5.21	295,121	11,664	5.28
Junior subordinated debentures	54,303	1,749	4.31	54,105	1,320	3.26
Total interest-bearing liabilities	10,407,619	48,827	0.63	11,134,869	49,937	0.60
Noninterest-bearing checking accounts	5,028,921			4,530,594
Noninterest-bearing liabilities	107,414			93,499
Stockholders’ equity	2,470,177			2,523,948
Total liabilities and equity	$18,014,131			$18,282,910
Net interest income		$416,421			$387,671
Interest rate spread			3.23%			2.95%
Net interest margin (2)			3.45			3.14
Net interest income and margin (tax equivalent basis) (3)		$419,788	3.48		$390,579	3.17
Average interest-earning assets to interest-bearing liabilities			154.88			148.14
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the nine month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2022 and December 31, 2021
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	September 30, 2022		December 31, 2021
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,171,609	15.8%	$1,983,886	15.9%
Mortgage warehouse purchase loans	409,044	3.0	788,848	6.3
Real estate:
Commercial real estate	7,710,419	56.2	6,617,455	53.1
Commercial construction, land and land development	1,167,323	8.5	1,180,181	9.5
Residential real estate (2)	1,554,662	11.3	1,332,246	10.7
Single-family interim construction	502,535	3.7	380,627	3.0
Agricultural	121,431	0.9	106,512	0.8
Consumer	79,751	0.6	81,815	0.7
Total loans	13,716,774	100.0%	12,471,570	100.0%
Allowance for credit losses	(146,395)		(148,706)
Total loans, net	$13,570,379		$12,322,864
____________
(1) Includes SBA PPP loans of $7,029 with net deferred loan fees of $159 and $112,128 with net deferred fees of $2,552 at September 30, 2022 and December 31, 2021, respectively.
(2) Includes loans held for sale of $21,973 and $32,124 at September 30, 2022 and December 31, 2021, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$147,274	$137,999	$131,148	$132,651	$128,645
Provision Expense - Reported	(b)	3,100	—	(1,443)	—	—
Noninterest Income - Reported	(c)	13,477	13,877	12,885	15,086	16,896
Loss (gain) on sale of loans		—	17	1,484	(30)	—
Gain on sale of other real estate		—	—	—	—	(63)
Gain on sale of securities available for sale		—	—	—	(13)	—
Loss on sale and disposal of premises and equipment		101	46	163	243	41
Recoveries on loans charged off prior to acquisition		(60)	(45)	(51)	(27)	(21)
Adjusted Noninterest Income	(d)	13,518	13,895	14,481	15,259	16,853
Noninterest Expense - Reported	(e)	91,733	85,925	82,457	79,908	80,572
Separation expense (1)		(2,809)	(1,106)	—	—	—
Economic development employee incentive grant		1,000	—	—	—	—
Impairment of assets		(1,156)	—	—	—	(115)
COVID-19 expense (2)		—	—	—	(614)	—
Acquisition expense (3)		(65)	(65)	(130)	(225)	(214)
Adjusted Noninterest Expense	(f)	88,703	84,754	82,327	79,069	80,243
Income Tax Expense - Reported	(g)	13,481	13,591	12,279	13,642	12,629
Net Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	52,437	52,360	50,740	54,187	52,340
Adjusted Net Income (4)	(a) - (b) + (d) - (f) = (i)	$54,880	$53,304	$52,130	$54,995	$52,570

ADJUSTED PROFITABILITY (5)
Total Average Assets	(j)	$17,893,072	$17,715,989	$18,439,352	$19,374,914	$18,766,344
Total Average Stockholders' Equity	(k)	2,401,544	2,435,117	2,575,784	2,574,374	2,563,986
Total Average Tangible Stockholders' Equity (6)	(l)	1,340,363	1,370,825	1,508,370	1,503,815	1,490,259
Reported Return on Average Assets	(h) / (j)	1.16%	1.19%	1.12%	1.11%	1.11%
Reported Return on Average Equity	(h) / (k)	8.66	8.62	7.99	8.35	8.10
Reported Return on Average Tangible Equity	(h) / (l)	15.52	15.32	13.64	14.30	13.93
Adjusted Return on Average Assets (7)	(i) / (j)	1.22	1.21	1.15	1.13	1.11
Adjusted Return on Average Equity (7)	(i) / (k)	9.07	8.78	8.21	8.48	8.13
Adjusted Return on Tangible Equity (7)	(i) / (l)	16.24	15.60	14.02	14.51	14.00

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,117	$3,118	$3,145	$3,145	$3,145
Reported Efficiency Ratio	(e - m) / (a + c)	55.13%	54.52%	55.07%	51.96%	53.20%
Adjusted Efficiency Ratio	(f - m) / (a + d)	53.23	53.75	54.37	51.33	52.99
____________
(1) Separation expenses include severance, COBRA benefits and accelerated vesting expense for stock awards related to the separation of executive officers. The quarter ended September 30, 2022 also includes $202 thousand in severance payments and accelerated vesting expense for stock awards related to the dissolution of a Company department.
(2) COVID-19 expense includes expenses for COVID testing kits, vaccination incentive bonuses, and personal protection and cleaning supplies.
(3) Acquisition expenses includes compensation related expenses.
(4) Assumes an adjusted effective tax rate of 20.5%, 20.6%, 19.5%, 20.1%, and 19.4%, respectively.
(5) Quarterly metrics are annualized.
(6) Excludes average balance of goodwill and net other intangible assets.
(7) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible Common Equity
Total common stockholders' equity	$2,354,340	$2,364,335	$2,522,460	$2,576,650	$2,566,693
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(66,110)	(69,227)	(72,345)	(75,490)	(78,635)
Tangible common equity	$1,294,209	$1,301,087	$1,456,094	$1,507,139	$1,494,037

Tangible Assets
Total assets	$17,944,493	$18,107,093	$17,963,253	$18,732,648	$18,918,225
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(66,110)	(69,227)	(72,345)	(75,490)	(78,635)
Tangible assets	$16,884,362	$17,043,845	$16,896,887	$17,663,137	$17,845,569
Common shares outstanding	41,165,006	41,156,261	42,795,228	42,756,234	42,941,715
Tangible common equity to tangible assets	7.67%	7.63%	8.62%	8.53%	8.37%
Book value per common share	$57.19	$57.45	$58.94	$60.26	$59.77
Tangible book value per common share	31.44	31.61	34.02	35.25	34.79